UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) December 1, 2015

VALLEY NATIONAL BANCORP
(Exact Name of Registrant as Specified in Charter)

New Jersey	1-11277	22-2477875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1455 Valley Road, Wayne, New Jersey	07470
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 305-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective as of 12:01 a.m., Eastern Time, on December 1, 2015, CNLBancshares, Inc. (“CNL”) merged with and into Valley National Bancorp (the “Registrant”) pursuant to the Agreement and Plan of Merger, dated as of May 26, 2015, between the Registrant and CNL (the “Merger Agreement”). At the same time, CNLBank, a wholly-owned subsidiary of CNL, was merged with and into Valley National Bank, a wholly-owned subsidiary of the Registrant.
By virtue of the merger of CNL with and into the Registrant, each share of Series A preferred stock of CNL and each share of Class B preferred stock of CNL was automatically converted into one share of CNL common stock. In addition, each share of Class C preferred stock of CNL, as a result of the election of the holder thereof, was converted into 333.33 shares of CNL common stock.
Since the Registrant’s average closing share price of $10.7815 during the 20 trading day period ending 5 days prior to closing was greater than $10.13, pursuant to the terms of the Merger Agreement, the exchange ratio was adjusted from 0.75 to 0.705. Accordingly, each outstanding share of CNL common stock was converted into the right to receive 0.705 of a share of the Registrant’s common stock. Each stock option granted under CNL stock option plans was canceled and converted into the right to receive a number of shares of the Registrant’s common stock equal to the product of (A) the number of shares of CNL common stock underlying the stock option and (B) the excess, if any, of (x) the Registrant’s average closing share price during the 20 trading day period ending 5 days prior to closing multiplied by the exchange ratio, over (y) the exercise price per share provided for in such stock option.

A copy of the press release announcing the completion of the merger, dated December 1, 2015, is filed as Exhibit 99.1 to this Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit

99.1    Press Release of Valley National Bancorp, dated December 1, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2015	VALLEY NATIONAL BANCORP

	By:	/s/ Alan D. Eskow
Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.         Title

99.1            Press Release of Valley National Bancorp, dated December 1, 2015.